EXHIBIT 23.1



                               Arthur Andersen LLP










                    Consent of Independent Public Accountants




As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 (relating to Southern Company Capital Trust V Preferred Securities, Southern Company Capital Trust VI Preferred Securities, Southern Company Capital Trust VII Preferred Securities, Southern Company Capital Funding, Inc. Junior Subordinated Notes, Southern Company Capital Funding, Inc. Senior Notes, Southern Company Capital Funding, Inc. Stock Purchase Contracts, Southern Company Capital Funding, Inc. Stock Purchase Units, The Southern Company Common Stock, The Southern Company Preferred Securities Guarantee, The Southern Company Junior Subordinated Notes Guarantee, The Southern Company Senior Notes Guarantee, The Southern Company Stock Purchase Units Guarantee and The Southern Company Stock Purchase Contracts Guarantee) of our reports dated February 11, 1998 on the financial statements of The Southern Company and the related financial statement schedule included in The Southern Company's Form 10-K for the year ended December 31, 1997 and to all references to our Firm included in this registration statement.

                             /s/Arthur Andersen LLP




Atlanta, Georgia
September 24, 1998